Exhibit 4.4

AMENDMENT OF

WARRANT AGREEMENT

THIS AMENDMENT OF WARRANT AGREEMENT (this “Agreement”), made as of January 7, 2021, is made by and between LF Capital Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of June 19, 2018 (the “Existing Warrant Agreement”), pursuant to which the Company has issued 15,525,000 warrants (the “Public Warrants”) in its initial public offering and 7,760,000 private placement warrants (the “Private Placement Warrants,” together with the Public Warrants, the “Warrants”), each representing the right to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustments as described in the Existing Warrant Agreement;

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, effective as of August 31, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, Landsea Homes Incorporated, a Delaware corporation, and Landsea Holdings Corporation, a Delaware corporation;

WHEREAS, pursuant to Section 6.6 of the Merger Agreement, the Company agreed to take commercially reasonable efforts to seek approval by the holders of at least 65% of the then outstanding Public Warrants to amend the Existing Warrant Agreement such that, among other things, at the effective time of the Merger (as defined in the Merger Agreement) (the “Effective Time”) (i) each Public Warrant shall entitle the holder thereof to purchase one-tenth of one share of Common Stock instead of entitling the holder thereof to purchase one share of Common Stock and (ii) each holder of Public Warrants issued and outstanding immediately prior to the Effective Time shall be entitled to receive from the Company a one-time payment of $1.85 per Public Warrant as soon as reasonably practicable following the Effective Time (the “Amendments”);

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Existing Warrant Agreement may be amended with by the vote or written consent of the registered holders of 65% of the then outstanding Public Warrants; and

WHEREAS, at a meeting of the holders of the Warrants, holders of at least 65% of the Public Warrants approved the Amendments, effective as of the Effective Time.

WHEREAS, the Company and Warrant Agent desire to enter into the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AMENDMENT OF THE EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby agree to amend the Existing Warrant Agreement as provided in this Article I, effective as of the Effective Time.

1.1	Private Placement Warrant Amendments.

1.1.1       The following clause of Section 2.6.1 of the Existing Warrant Agreement, “The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants:,” is hereby deleted in its entirety and replaced as follows:

“The Private Placement Warrants shall be identical to the Public Warrants, except that (x) the Private Placement Warrants shall be exercisable for one fully paid and non-assessable share of Common Stock at an exercise price per share of Common Stock of $11.50, as set forth in Exhibit A hereto and subject to the adjustments provided in Section 4 and in the last sentence of Section 3.1 hereof and (y) so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants:”

1.1.2       The last sentence of Section 6.4 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced as follows:

“Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer be treated as Public Warrants under this Agreement, except (i) that such Private Placement Warrants shall continue to be exercisable for one fully paid and non-assessable share of Common Stock at an exercise price per share of Common Stock of $11.50, as set forth in Exhibit A hereto and subject to the adjustments provided in Section 4 and in the last sentence of Section 3.1 hereof, and (ii) such Private Placement Warrants shall not be treated as Public Warrants for purposes of Section 2.3.1 of this Agreement.”

1.2       Warrant Price. Section 3.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced as follows:

“3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock, at such price equal to the Exercise Price described in Exhibit A for such Public Warrants and Private Placement Warrants, as applicable (each subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1); provided, however, that a Public Warrant may not be exercised for a fractional share, so that only a multiple of ten Public Warrants may be exercised at a given time. The term “Warrant Price” as used in this Agreement at and after the Effective Time shall mean the Exercise Price (as specified in Exhibit A hereto) at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants; provided, further, that any such reduction shall be identical among all of the Warrants.”

1.3       The Warrant Cash Payment. A new Section 7.5 is hereby inserted in to the Existing Warrant Agreement and shall read as follows:

“7.5 Mandatory Cash Distribution. Notwithstanding anything contained in this Agreement to the contrary, at the Effective Time, each Public Warrant issued and outstanding immediately prior to the Effective Time, automatically and without any action by the Registered Holder thereof, shall become entitled to receive a cash distribution payable by or at the direction of the Company as soon as reasonably practicable following the Effective Time, upon receipt of any documents as may reasonably be required by the Warrant Agent, in the amount of $1.85.”

1.4       Form of Warrant Certificate. The second and third paragraphs of Exhibit A to the Existing Warrant Agreement are hereby deleted and replaced as follows:

“Each Public Warrant is exercisable for one-tenth of one fully paid and non-assessable share of Common Stock and the Exercise Price per share of Common Stock for any Public Warrant is equal to $1.15 per one-tenth share ($11.50 per whole share); provided, however, that a Public Warrant may not be exercised for a fractional share, so that only a multiple of ten Public Warrants may be exercised at a given time.

Each Private Placement Warrant is exercisable for one fully paid and non-assessable share of Common Stock and the Exercise Price per share of Common Stock for any Private Placement Warrant is equal to $11.50 per share.

No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.”

Article II

MISCELLANEOUS

2.1       Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

2.2       Further Assurances; Legal Prohibitions. Each party hereto shall (a) furnish such information, (b) execute and deliver such documents, and (c) do all other such acts and things, in each case, if and as reasonably requested by the Company for the purpose of carrying out the intents and purposes of this Agreement. If the performance by the Company of any obligation(s) of the Company under this Agreement may be prohibited or otherwise limited by applicable law, the Company and the Warrant Agent shall use commercially reasonable efforts to enable the Company to fully satisfy, fulfill, and perform such obligation(s) or satisfy, fulfill, and perform such obligation(s) to the extent not prohibited by applicable law.

2.3       Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4       Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.5       Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

2.6       Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.7       Entire Agreement; Modification. The Existing Warrant Agreement, as modified by this Agreement, together with each other document contemplated by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. This Agreement may not be amended or otherwise modified except by a written agreement executed by all parties to be charged with or otherwise affected by any such amendment or modification.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LF CAPITAL ACQUISITION CORP.

By:	/s/ Scott Reed
	Name:	Scott Reed
	Title:	Chief Executive Officer and President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Ana Gois
	Name:	Ana Gois
	Title:	Vice President

[Signature page to Amendment of Warrant Agreement]